Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

with D. “Ike” Reighard

THIS AMENDMENT (this “Amendment”), effective as of September 27, 2005, by and between HomeBanc Corp., a Georgia corporation (the “Company”), and D. “Ike” Reighard (“Executive”), amends that certain Employment Agreement, dated as of May 6, 2004, by and between the Company and Executive (the “Employment Agreement”).

In consideration of the mutual covenants and agreements herein contained, ten dollars ($10.00) in cash, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. Section 7(c) of the Employment Agreement, entitled “Termination by the Company,” is hereby deleted in its entirety and the following is substituted therefor:

(c) Termination by the Company. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the failure or refusal of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, or following Executive’s delivery of notice of termination for Good Reason, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations) or to obey a reasonable consistent directive from the Board or the CEO or President of the Company, after a written demand for substantial performance is delivered to Executive by the Board, or by the CEO or President of the Company, which specifically identifies the manner in which the Board or CEO or President believes that Executive has not substantially performed Executive’s duties or has failed or refused to obey a reasonable consistent directive, or

(ii) the engaging by Executive in illegal conduct, intentional misconduct or gross misconduct which has the reasonable likelihood of being injurious to the Company or its reputation or to subject the Company to liability for damages, or

(iii) the commission by Executive, or a plea of guilty or nolo contendere by Executive, to a felony or other crime involving moral turpitude.

The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of the Company (excluding Executive, if Executive is a member of the Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in subparagraph (i), (ii) or (iii) above, and specifying the particulars thereof in detail. Such finding shall be effective to terminate Executive’s employment for Cause only if Executive was provided reasonable notice of the proposed action and was given an opportunity, together with counsel, to be heard by the Board.

2. Section 7(d) of the Employment Agreement, entitled “Termination by Executive,” is hereby deleted in its entirety and the following is substituted therefor:

“(d) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, unless written consent of Executive is obtained, “Good Reason” shall mean:

(i) After a Change in Control, the assignment to Executive of duties inconsistent in material respect with Executive’s position (including offices and titles, but excepting reporting relationships), authority, duties or responsibilities as in effect immediately prior to the Change in Control, or a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; provided, however, that the fact that Executive’s employment after a Change in Control shall be with a non-publicly traded subsidiary of an entity resulting from or surviving the Change in Control, if that is the case, shall not of itself be deemed a material diminution in Executive’s position, authority, duties or responsibilities for purposes of this subsection;

(ii) a reduction by the Company in Executive’s Base Salary as in effect on the Effective Date, as the same may be increased from time to time, unless such reduction is pursuant to a general reduction applicable to other Peer Executives;

(iii) the failure by the Company (A) to continue in effect any compensation plan in which Executive participates as of the date immediately prior to the Effective Date that is material to Executive’s total compensation, unless an equitable alternative or other arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (B) to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable in terms of the level of Executive’s participation relative to other participants unless such change (or changes) under either (A) or (B) is pursuant to a general reduction applicable to other Peer Executives;

(iv) the Company’s requiring Executive to be based at any office or location other than the Company’s principal executive offices in the Greater Atlanta Metropolitan Area (Georgia);

(v) any failure by the Company to comply with and satisfy 16(c) of this Agreement;

(vi) the material breach by the Company of any other provision of this Agreement; or

(vii) any termination by Executive for any reason or no reason during the 30-day period beginning on the first anniversary of a Change in Control.

Good Reason shall not include Executive’s death or Disability; provided that Executive’s mental or physical incapacity following the occurrence of an event described in clause (i) – (vi) above shall not affect Executive’s ability to terminate for Good Reason. In the event that “Cause” exists under this Agreement and the Company has already acted pursuant to the requirements of Section 7(c) to terminate Executive’s employment for Cause, Executive shall not be entitled to exercise a termination for Good Reason or to receive payments or benefits pursuant to Section 8 of this Agreement for termination for Good Reason. Except as provided in Section 8(a), Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Any claim of “Good Reason” under this Agreement shall be communicated by Executive to the Company in writing within 30 days of his knowledge of its occurrence, which writing shall specifically identify the factual details concerning all events giving rise to Executive’s claim of Good Reason under this Section 7(d). No general description of unspecified events shall constitute proper notice of Good Reason or termination for Good Reason. The Company shall have an opportunity to cure any claimed event of Good Reason described in clause (i) – (vi) above within 30 days of such notice from Executive.”

3. The lead-in to the first paragraph of Section 8(a) of the Employment Agreement, entitled “Termination by Executive for Good Reason; Termination by the Company Other Than for Cause,” is hereby deleted in its entirety and the following is substituted therefor:

(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason during the 30-day period provided in Section 7(d)(vii) or during the 60-day period following the occurrence of the event described in clause (i) – (vi) of Section 7(d) giving rise to Good Reason (subject to the restrictions set forth in those provisions, including the limitation of certain rights to the time after the occurrence of a Change in Control), then and, with respect to the payments and benefits described in clauses (i)(B) and (ii) below, only if Executive executes a Release in substantially the form of Exhibit A hereto (the “Release”) and complies with that Release and with the provisions of Section 14 of this Employment Agreement below, including maintaining compliance for any time period specified therein:

4. Section 8(a)(ii) of the Employment Agreement, entitled “Termination by Executive for Good Reason; Termination by the Company Other Than for Cause”, is hereby deleted in its entirety and the following is substituted therefor:

(ii) the Company shall continue to provide, for a number of months equal to the Regular Severance Factor or the Change of Control Severance Factor (determined in Section 8(a)(i)(B)(x) or (y) above, as applicable) after Executive’s

Date of Termination (the “Welfare Benefits Continuation Period”), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, any group health benefits to which Executive and/or Executive’s eligible dependents would otherwise be entitled to continue under COBRA, or benefits substantially equivalent to those group health benefits which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Executive’s employment had not been terminated, or, at the Company’s option, shall reimburse Executive for premiums he actually incurs in continuing such group health benefits pursuant to COBRA; provided, however, that if Executive becomes employed with another employer (including self-employment) and becomes eligible to receive group health benefits under another employer provided plan, the Company’s obligation to provide group health benefits, or to reimburse COBRA group health insurance continuation premiums, as described herein shall cease, except as otherwise provided by law and provided, further, that the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; and

5. Section 12 of the Employment Agreement, entitled “Costs of Enforcement,” is hereby deleted in its entirety and the following is substituted therefor:

12. Costs of Enforcement. The Company shall reimburse Executive on a current basis, for all reasonable legal fees and related expenses incurred by Executive (i) in contesting or disputing any termination of Executive’s employment, or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, but only in the event that Executive prevails to a significant in arbitration over such disputes, and provided further, Executive shall be required to repay to the Company any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award denying Executive’s claims in their entirety. In addition, Executive shall be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder. All such payments shall be made within thirty (30) days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

6. Exhibit A to the Employment Agreement, entitled “Form of Release,” shall be amended by inserting the following new paragraph immediately after the paragraph beginning, “[i]t is understood and agreed by Executive that the payment made to him is not to be construed as an admission . . .”:

Executive agrees and covenants that he will not make any derogatory or disparaging statements about or relating to the Company, its business practices, its products, its services or its employment practices and that he will not engage in any harassing conduct directed at Company. For purposes of this provision, “Company” means and includes the Company and its officers, directors, agents, representatives and employees. Nothing in this provision is intended to prohibit Executive from testifying in any judicial or quasi-judicial proceeding.

7. As amended hereby, the Employment Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

EXECUTIVE

/s/ Dwight Reighard
D. “Ike” Reighard

HOMEBANC CORP.

By:	/s/ Charles W. McGuire
Charles W. McGuire
Executive Vice President